Exhibit 99.1

Energy Focus, Inc. Reports Second Quarter 2020 Financial Results

Conference Call to be Held Tomorrow August 14, 2020, at 11AM ET

SOLON, Ohio, August 13, 2020 -- Energy Focus, Inc. (“Energy Focus” or the “Company”) (NASDAQ:EFOI), a leader in sustainable LED lighting technologies, today announced financial results for its second quarter ended June 30, 2020.

Second Quarter 2020 and Subsequent Business Highlights:

•Net sales of $3.3 million, up 8.2% compared to the second quarter of 2019 and down 11.8% sequentially from the first quarter of 2020 reflecting the shift in the timing of the shipment of a portion of a certain military contract order from the second quarter to the third quarter of 2020.
•Loss from operations improved by $1.2 million year-over-year, and by $0.3 million compared sequentially to the first quarter of 2020.
•Net loss of $4.3 million, or $(1.36) per share, inclusive of a $3.3 million non-cash adjustment in the fair value of outstanding warrants, compared to a net loss of $2.3 million, or $(0.91) per share in the second quarter of 2019.
•Management expects third quarter revenues of $6 million to $7 million, inclusive of the sales shift from the second quarter, representing year-over-year growth of 106%-140% from the third quarter of 2019, and sequential growth of 80%-110% compared with the second quarter of 2020.
•Cash of $2.7 million as of June 30, 2020 compared to $0.4 million as of December 31, 2019.
•Launched EnFocusTM, the Company’s breakthrough lighting control platform, which received strong and positive feedback from customers and prospects, and won “Top Product of the Year” award from Energy & Environment Leaders.
•Secured two new working capital financing facilities that significantly expand the credit capacity at a lower blended borrowing cost than the previous facility.

“Energy Focus continues to deliver solid growth, margin expansion and improved operating results, reflecting the steps we have taken to deliver innovative products, on top of our heightened focus on expense and inventory management,” stated James Tu, Executive Chairman and CEO of Energy Focus. “The second quarter was impacted, as anticipated, by the delay of a portion of a large military order, shifting approximately $1.7 million in revenue out of the second quarter and into the third quarter. We expect to recognize a significant portion of this revenue in the third quarter, resulting in third quarter revenue guidance of $6 to $7 million, representing 106% to 140% growth over the third quarter of 2019. Year-to-date as of June 30, 2020, our revenues are up over the prior year more than 13%, even with the $1.7 million in delayed revenue, reflecting our expanded leadership and increased penetration in the military market that offset the temporary slowdown of our commercial business due to the impact from COVID-19 pandemic since late March.”

“Longer-term, we are increasingly encouraged with the market response to our patent-pending EnFocus™ lighting platform, which enables both existing and new buildings to provide quality, accessible and affordable dimmable and color tunable circadian lighting like never before,” added Mr. Tu. “Our immediate focus is on expanding our U.S. distribution of this groundbreaking product line, and we have had interests and inquiries from multiple countries since our release in June as well, suggesting clear global demand potential for the EnFocusTM products. We have already received initial orders and expect to start shipping the EnFocusTM products during the third quarter, with the expectation that the products will start contributing more significant sales in the fourth quarter particularly if facility management budgets and retrofit project activities start to solidify and recover.”

32000 Aurora Road, Solon, OH 44139  • www.energyfocus.com  • 800.327.7877

“Subsequent to quarter end, we closed two new credit facilities with new lenders, important financing events that increase our current borrowing capacity and access to additional working capital as we continue to grow our business,” stated Tod Nestor, President and CFO of Energy Focus. “With substantially improved terms, our blended all-in borrowing costs will be much lower and previous borrowing limitations have been eased as our lenders recognize the high quality of the assets that back these facilities. Total credit availability under the new facilities has therefore been expanded from $1.9 million to $4.8 million with additional room to expand as we build new, higher-turnover inventory such as EnFocusTM, RedCap® and our forthcoming UV disinfection products. These facilities address our expected need for additional funding for the foreseeable future.”

“We are also excited to report that our engineering team continued to make technical breakthroughs and achieved development milestones for our coming UV germicidal irradiation (UVGI) products, first with EnFocusTM controlled UVGI troffers that provide both flicker-free, dimmable and color tunable lighting as well as UV-C disinfection capability. With simple replacement of existing wall switches and fluorescent or LED fixtures, buildings of all kinds—particularly those with pressing demand for safety in the age of COVID-19 such as healthcare, senior living, educational, correctional, retail and public assembly facilities— could affordably and rapidly adopt high quality, sustainable LED lighting while providing effective air disinfection while occupants are in the spaces. Barring unexpected supply or logistics delays that COVID-19 might cause, we plan to launch this impactful and timely product line in the fourth quarter and expect sales from the UVGI product series to commence in the first quarter of 2021,” concluded Mr. Tu.

Second Quarter 2020 Financial Results:

Net sales were $3.3 million for the second quarter of 2020, compared to $3.1 million in the second quarter of 2019, an increase of 8.2%. Net sales from commercial products were $1.1 million, or 31.7% of total net sales, for the second quarter of 2020, down from $2.1 million or 69.1% of total net sales, in the second quarter of 2019 reflecting the impact of the COVID-19 pandemic and related customer interruptions. Net sales from military and maritime products (“MMM”) were $2.3 million, or 68.3% of total net sales, for the second quarter of 2020, up from $1.0 million, or 30.9% of total net sales, in the second quarter of 2019. Sequentially, net sales were down 11.8% compared to $3.8 million in the first quarter of 2020, reflecting a shift in the timing of the shipment of a portion of a $3.4 million U.S. Navy order for the Company’s new generation of military Intellitubes. The shipment, which was originally expected to contribute approximately $1.7 million to the Company’s revenues during the second quarter, was shifted into the third quarter as disclosed in a press release issued on July 16, 2020.

Gross profit was $1.3 million, or 40.3% of net sales, for the second quarter of 2020. This compares with gross loss of $109 thousand, inclusive of $500,000 of unfavorable inventory reserves, in the second quarter of 2019. Sequentially, this compares with gross profit of $1.0 million, or 27.3% of net sales, in the first quarter of 2020. The sequential increase in gross profit and gross profit margin was primarily driven by an increase in MMM. Adjusting gross profit margins for “excess and obsolete inventory, and related reserves,” and warranty reserves, gross profit margin was 33.0% for the second quarter of 2020 compared to 23.4% in the second quarter of 2019 and 25.2% in the first quarter of 2020. The higher reported gross margin was due to a sales mix more weighted to higher margin military sales in the period.

Operating loss was $0.9 million for the second quarter of 2020 compared to an operating loss of $2.1 million in the second quarter of 2019. Sequentially, this compares to an operating loss of $1.3 million in the first quarter of 2020. Net loss was $4.3 million, inclusive of $3.3 million pre-tax adjustment which was the result of the revaluation of the warrant liability using the market price of the Company’s stock at June 30, 2020 versus the market price of the Company’s stock at March 31, 2020. On a per share basis, the net loss was $(1.36) per basic and diluted share for the second quarter of 2020, compared with a net loss of $2.3 million, or $(0.91) in the second quarter of 2019. Sequentially, this compares with a net loss of $0.5 million, or $(0.19) per basic and diluted share, in the first quarter of 2020.

32000 Aurora Road, Solon, OH 44139  • www.energyfocus.com  • 800.327.7877

Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $0.7 million for the second quarter of 2020, compared with a loss of $2.0 million in the second quarter of 2019 and a loss of $1.1 million in the first quarter of 2020.

Cash was $2.7 million as of June 30, 2020. This compares with $0.4 million as of December 31, 2019. As of June 30, 2020, the Company had total availability of $3.9 million, which consisted of $2.7 million of cash and $1.2 million of additional borrowing availability under its credit facility. This compares to total availability of $1.9 million as of December 31, 2019 and total availability of $4.1 million as of March 31, 2020.

Financings:

On August 11, 2020, Energy Focus entered into two debt financing arrangements, which substantially increase the Company’s borrowing capacity and reduce its blended interest expense:

•A two-year inventory financing facility (“Inventory Facility”) with Crossroads Financial Group, LLC, which includes maximum borrowings of the lower of $3 million and a borrowing base determined from time to time based on the value of the Company’s eligible inventory, valued at 75% of inventory cost or 85% of the inventory net orderly liquidation value, less availability reserves. As of August 11, 2020, the borrowing base was less than the $3 million maximum amount at approximately $2.4 million. The outstanding indebtedness under the Inventory Facility currently accrues at an annual rate equal to the greater of (i) 5.75% and (ii) 4.00% plus the three-month LIBOR rate and is also subject to a service fee of 1.00% per month; provided that the combined amount is subject to a minimum monthly fee of $18,490.

•A two-year receivables financing facility (“Receivables Facility”) with Factors Southwest L.L.C. (d/b/a FSW Funding). Borrowings under the Receivables Facility are permitted up to the lower of (i) $2.5 million and (ii) a borrowing base determined from time to time based on the value of the Company’s eligible accounts receivable, valued at 90% of the face value of such accounts receivable, less availability reserves, if any. As of August 11, 2020, the borrowing base was less than the $2.5 million maximum amount at approximately $1.6 million. Interest on outstanding indebtedness under the Receivables Facility currently accrues at an annual rate equal to (i) the prime rate announced from time to time by the Wall Street Journal plus (ii) 2.00%.

•These facilities immediately increased the Company’s borrowing capacity the day it was refinanced by 2.392 times its prior debt capacity.

On April 17, 2020, the Company was granted a loan from KeyBank National Association in the amount of approximately $795 thousand, pursuant to the PPP under Division A of the Coronavirus Aid, Relief and Economic Securities Act (the "CARES Act"), which was enacted on March 27, 2020. The funds were received on April 20, 2020. At June 30, 2020, $263 thousand is classified as short-term debt and $532 thousand is classified as long-term debt on the Company’s balance sheet. The loan accrues interest at a rate of 1.0% per annum and matures on April 17, 2022. Under the terms of the PPP, certain amounts of the loan may be forgiven if they are used for qualifying expenses as described in the CARES Act. The Company intends to use the loan for qualifying expenses, however there is no assurance that the Company will obtain forgiveness for any portion of the loan.

Third Quarter 2020 Outlook:

We continue to actively monitor and evaluate the impact of the COVID-19 pandemic on our customers, suppliers and logistics providers as well as governmental actions being taken to curtail the spread of the virus. While the significance of the various potential impacts on us is still uncertain, particularly for our commercial business, we stand ready to adjust our organizational structure, strategies, plans and processes to respond to the impacts from the pandemic as timely as possible.

32000 Aurora Road, Solon, OH 44139  • www.energyfocus.com  • 800.327.7877

The Company reaffirms its third quarter 2020 outlook for sales in the range of $6 million to $7 million, inclusive of the sales shift from the second quarter, representing year-over-year growth of 106%-140% from the third quarter of 2019, and sequential growth of 80%-110% compared with the second quarter of 2020.

Earnings Conference Call:

The Company will host a conference call and webcast tomorrow, August 14, 2020 at 11:00a.m. ET to discuss the second quarter 2020 results, followed by a Q & A session.

You can access the live conference call by dialing the following phone numbers:
•Toll free 1-877-451-6152 or
•International 1-201-389-0879
•Conference ID# 13707772
The conference call will be simultaneously webcast. To listen to the webcast, log onto it at: http://public.viavid.com/index.php?id=141043. The webcast will be available at this link through August 28, 2020. Financial information presented on the call, including the earnings press release, will be available on the investors section of Energy Focus’ website, investors.energyfocus.com.

About Energy Focus:

Energy Focus is an industry-leading innovator of sustainable LED lighting and lighting control technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocusTM lighting control platform enables existing and new buildings to provide quality, convenient and affordable dimmable and color tunable circadian and human-centric lighting capabilities. Energy Focus customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including TLEDs, waterline security lights, explosion-proof globes and berth lights, saving more than five million gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) disruptions in the U.S. and global economy and business interruptions resulting from the recent coronavirus (“COVID-19”) health pandemic outbreak and related stay-at-home orders,
32000 Aurora Road, Solon, OH 44139  • www.energyfocus.com  • 800.327.7877 quarantine policies and restrictions on travel, trade and business operations; (ii) our need for additional financing in the near term to continue our operations; (iii) our ability to obtain refinancing or extend maturing debt; (iv) our ability to continue as a going concern for a reasonable period of time; (v) our ability to implement plans to increase sales and control expenses; (vi) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (vii) our ability to increase sales by adding new customers to reduce the reliance of our sales on a smaller group of customers, and the long sales-cycle that our product requires; (viii) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (ix) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we invest in growth opportunities; (x) our ability to compete effectively against companies with lower cost structures or greater resources, or more rapid development efforts, and new competitors in our target markets; (xi) our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors;(xii) market acceptance of LED lighting and control technologies and products; (xiii) our ability to attract and retain qualified personnel, and to do so in a timely manner; (xiv) the impact of any type of legal inquiry, claim, or dispute; (xv) general economic conditions in the United States and in other markets in which we operate or secure products; (xvi) our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xvii) the possible impact on our military maritime customers and their ability to honor the timing for existing orders or place future orders due to COVID-19 breakouts amongst personnel that might impact the use of ships in service; (xviii) business interruptions resulting from geopolitical actions, including war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires or from health epidemics or pandemics or other contagious outbreaks; (xix) our reliance on a limited number of third-party suppliers, our ability to obtain critical components and finished products from such suppliers on acceptable terms, and the impact of our fluctuating demand on the stability of such suppliers; (xx) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; (xxi) our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; (xxii) any delays we may encounter in making new products available or fulfilling customer specifications; (xxiii) any flaws or defects in our products or in the manner in which they are used or installed; (xxiv) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xxv) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xxvi) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade; and (xxvii) maintain effective internal controls and otherwise comply with our obligations as a public company and under Nasdaq listing standards.

             ###
Investor Contact:
Cameron Donahue
(651) 653-1854
ir@energyfocus.com
32000 Aurora Road, Solon, OH 44139  • www.energyfocus.com  • 800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash	$2,727	$350
Trade accounts receivable, less allowances of $7 and $28, respectively	2,518	2,337
Inventories, net	5,900	6,168
Prepaid and other current assets	677	479
Total current assets	11,822	9,334

Property and equipment, net	415	389
Operating lease, right-of-use asset	1,051	1,289
Restructured lease, right-of-use asset	214	322
Other assets	405	405
Total assets	$13,907	$11,739

LIABILITIES
Current liabilities:
Accounts payable	2,617	1,340
Accrued liabilities	57	186
Accrued legal and professional fees	307	215
Accrued payroll and related benefits	585	360
Accrued sales commissions	50	32
Accrued restructuring	25	24
Accrued warranty reserve	215	195
Deferred revenue	61	18
Operating lease liabilities	577	550
Restructured lease liabilities	331	319
Finance lease liabilities	3	3
Warrant liability	4,011	—
Convertible notes	—	1,700
Iliad note, net of discount and loan origination fees	603	885
PPP loan	263	—
Credit line borrowings, net of loan origination fees	1,331	715
Total current liabilities	11,036	6,542

Other liabilities	—	14
Operating lease liabilities, net of current portion	623	906
Restructured lease liabilities, net of current portion	—	168
Finance lease liabilities, net of current portion	2	4
PPP loan, net of current maturities	532	—
Iliad note, net of current maturities	—	109
Total liabilities	12,193	7,743

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) in 2020 and 2,000,000 shares (no shares designated as Series A Convertible Preferred Stock) in 2019
Issued and outstanding: 2,597,470 at June 30, 2020 and no shares outstanding at December 31, 2019	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares in 2020 and 30,000,000 shares in 2019
Issued and outstanding: 3,216,345 at June 30, 2020 and 2,485,684 at December 31, 2019	—	—
Additional paid-in capital	131,472	128,873
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(129,755)	(124,874)
Total stockholders' equity	1,714	3,996
Total liabilities and stockholders' equity	$13,907	$11,739

32000 Aurora Road, Solon, OH 44139  • www.energyfocus.com  • 800.327.7877

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net sales	$3,335	$3,082	$7,118	$6,259
Cost of sales	1,992	3,191	4,743	6,270
Gross profit (loss)	1,343	(109)	2,375	(11)

Operating expenses:
Product development	313	318	595	844
Selling, general, and administrative	1,973	1,594	4,000	3,835
Restructuring	(14)	128	(28)	262
Total operating expenses	2,272	2,040	4,567	4,941
Loss from operations	(929)	(2,149)	(2,192)	(4,952)

Other expenses (income):
Interest expense	87	26	220	69
Loss from change in fair value of warrants	3,300	—	2,427	—
Other expenses	24	79	42	98
Net loss	$(4,340)	$(2,254)	$(4,881)	$(5,119)

Net loss per share - basic and diluted
Net loss	$(1.36)	$(0.91)	$(1.55)	$(2.09)

Weighted average common shares outstanding:
Basic and diluted	3,192	2,467	3,139	2,446

32000 Aurora Road, Solon, OH 44139  • www.energyfocus.com  • 800.327.7877

Condensed Consolidated Statements of Cash Flows

(In thousands)
(Unaudited)	Six months ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(4,881)	$(5,119)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	92	200
Stock-based compensation	61	523
Change in fair value of warrant liabilities	2,427	—
Provision for doubtful accounts receivable	(12)	38
Provision for slow-moving and obsolete inventories	(319)	(303)
Provision for warranties	20	106
Amortization of loan discounts and origination fees	76	45
Loss on dispositions of property and equipment	—	15
Changes in operating assets and liabilities:
Accounts receivable	(169)	358
Inventories	587	693
Prepaid and other assets	(198)	447
Accounts payable	1,277	(1,526)
Accrued and other liabilities	293	(580)
Deferred revenue	43	(17)
Total adjustments	4,178	(1)
Net cash used in operating activities	(703)	(5,120)
Cash flows from investing activities:
Acquisitions of property and equipment	(118)	(28)
Net cash used in investing activities	(118)	(28)
Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	2,750	—
Proceeds from the exercise of warrants	51	—
Offering costs paid on the issuance of common stock and warrants	(474)	—
Proceeds from PPP loan	795	—
Principal payments under finance lease obligations	(2)	(1)
Proceeds from exercise of stock options and employee stock purchase plan purchases	30	—
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	(3)	(116)
Payments on the Iliad Note	(526)	—
Proceeds from convertible notes	—	1,700
Net proceeds from (payment on) credit line borrowings	577	(568)
Net cash provided by financing activities	3,198	1,015
Effect of exchange rate changes on cash	—	5
Net increase (decrease) in cash and restricted cash	2,377	(4,128)
Cash and restricted cash, beginning of period	692	6,335
Cash and restricted cash, end of period	$3,069	$2,207

Classification of cash and restricted cash:
Cash	$2,727	$1,865
Restricted cash held in other assets	342	342
Cash and restricted cash	$3,069	$2,207

32000 Aurora Road, Solon, OH 44139  • www.energyfocus.com  • 800.327.7877

Sales by Product
(In thousands)

	Three months ended June 30,			Six months ended June 30,
	2020	2019		2020	2019
Net sales:
Commercial	$1,058	$2,131	Total net sales	$2,794	$4,114
MMM products	2,277	951		4,324	2,145
Total net sales	$3,335	$3,082		$7,118	$6,259

Non-GAAP Measures

In addition to the results provided in accordance with U.S. GAAP, we may provide certain non-GAAP measures, which present operating results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, for the three and six months ended June 30, 2020 and 2019, and the three months ended March 31, 2020 include adjustments for:

•Table 1 – our ability on the period ending date to access additional cash if necessary under our short-term credit facility, plus the amount of cash on hand on that same date which demonstrates our ‘access to cash’ at any point in time;
•Table 2 - our restructuring expenses, financing charges, income taxes, and non-cash depreciation and amortization, stock compensation, incentive compensation, and change in fair value of warrant liability that do not have a current period impact on cash flow demonstrates a measurement of cash generating capability from our the operations of our business, and;
•Table 3 – our reported margins during the period without the impact from reserve movements that do not reflect current period inventory decisions as reflected by “adjusted gross margins”.

We believe that our use of non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items which do not have a current period impact. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.

These non-GAAP financial measures are not intended to replace U.S. GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies.

32000 Aurora Road, Solon, OH 44139  • www.energyfocus.com  • 800.327.7877

Table 1	As of
(in thousands)	June 30,	March 31,	June 30,
	2020	2020	2019
Total borrowing capacity under credit facility	$2,566	$2,025	$2,006
Less: Line of credit borrowings, gross*	(1,397)	(875)	(1,652)
Excess availability under credit facility**	1,169	1,150	354
Cash	2,727	2,911	2,207
Total availability***	$3,896	$4,061	$2,561
*Forms 10Q’s and 10K Balance Sheet reflect the Line of credit net of debt financing costs of $66, $85 and $0, respectively.
**Excess availability under credit facility - represents difference between maximum borrowing capacity of credit facility and actual borrowings
*** Total availability- represents Company’s ‘access’ to cash if needed at point in time

Table 2	Three Months Ended
(in thousands)	June 30,	March 31,	June 30,
	2020	2020	2019
Net loss	$(4,340)	$(541)	$(2,254)
Restructuring (recovery) expense	(14)	(14)	128
Net loss, excluding restructuring	(4,354)	(555)	(2,126)
Interest	87	133	26
Depreciation	46	46	95
Stock-based compensation	41	20	(20)
Change in fair value of warrant liability	3,300	(873)	—
Other incentive compensation	134	139	—
Adjusted EBITDA	$(746)	$(1,090)	$(2,025)

Table 3	Three Months Ended
(in thousands)	June 30, 2020		March 31, 2020		June 30, 2019
	($)	(%)	($)	(%)	($)	(%)
Net sales	$3,335		$3,783		$3,082
Reported gross profit	$1,343	40.3%	$1,032	27.3%	$(109)	(3.5)%
Warranty, E&O, in-transit and net realizable value inventory reserve changes	$(241)	(7.2)%	$(78)	(2.1)%	$831	27.0%
Adjusted gross margin	$1,102	33.0%	$954	25.2%	$722	23.4%

32000 Aurora Road, Solon, OH 44139  • www.energyfocus.com  • 800.327.7877